EX-99.14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the First Investors Income Funds and to the use of our report dated May 30, 2019 on the financial statements and financial highlights of the First Investors Floating Rate Fund, First Investors Fund For Income, First Investors Government Cash Management Fund, First Investors International Opportunities Bond Fund, First Investors Investment Grade Fund, First Investors Limited Duration Bond Fund, and First Investors Strategic Income Fund, each a series of the First Investors Income Funds.  Such financial statements and financial highlights appear in the 2019 Semi-Annual Report to Shareholders which are incorporated by reference into the Proxy Statement, Prospectus and Statement of Additional Information on Form N-14

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 14, 2019